Dresser-Rand Reports Breakeven First Quarter Diluted EPS After a $0.13 Charge in Connection with the Company's Debt Refinancing

HOUSTON, April 28, 2011 /PRNewswire/ --

Results Summary ($ in millions, except per-share data):
	First Quarter
	2011	2010
Total revenues	$354.2	$502.1
Income from operations	$19.2	$64.4
Interest expense, net	($15.0)	($8.2)
Early redemption premium on debt	($8.2)	-
Other income (expense), net	$3.6	($16.2)
(Loss) income before income taxes	($0.4)	$40.0
Net income attributable to Dresser-Rand	$0.4	$22.3
Diluted EPS	$0.00	$0.27
Shares used to compute EPS (000)	80,249	82,243
Total bookings	$522.3	$565.3
Total backlog	$2,151.7	$1,748.1

Dresser-Rand Group Inc. ("Dresser-Rand" or the "Company") (NYSE: DRC), a global supplier of rotating equipment and aftermarket parts and services, reported net income of $0.4 million, or breakeven earnings per diluted share, for the first quarter 2011 compared with net income of $22.3 million, or $0.27 per diluted share, for the first quarter 2010. First quarter 2011 results include a pre-tax charge to non-operating income of approximately $15.4 million ($0.13 per diluted share after-tax) related to a recently completed debt refinancing. First quarter 2010 results include a non-tax deductible foreign exchange loss of $13.6 million ($0.17 per diluted share after tax) resulting from the Venezuelan government devaluation of the bolivar on January 8, 2010.

Vincent R. Volpe Jr., President and Chief Executive Officer of Dresser-Rand, said, " Our first quarter 2011 financial results, which were in-line with our previous guidance, reflect lower volumes as a result of the impact of the recession that negatively affected new unit bookings in 2009. Income from operations of $19.2 million was also negatively impacted by approximately $3 million due to the unexpected political unrest in the Middle East and North Africa. Bookings of approximately $260 million and $263 million for new units and aftermarket parts and services, respectively, were also as expected.

"As previously guided, we expect to see improved operating margins commensurate with the increase in volume over the balance of the year, and, as such, are reiterating our full year operating income guidance of $260 to $300 million. Similarly, we are reiterating bookings guidance for new units and aftermarket parts and services in the range of $1.2 to $1.4 billion and $1.0 to $1.2 billion, respectively.

"Our backlog at the end of the quarter was approximately $2.2 billion, which was 23% higher than the year ago level. Our new units backlog of $1.7 billion was up approximately 28% and gives us a good start on 2012 new unit revenues with approximately $704 million of the new unit backlog scheduled to ship next year.

"On the strategic front, during the first quarter, we advanced a number of important initiatives, including our intention to acquire Grupo Guascor, our investment in Echogen Power Systems, the refinancing of our long term debt, a new $1 billion senior secured credit facility, and the launch of two share repurchase programs totaling $355 million."

Bookings of $522.3 million for the first quarter 2011 were $43.0 million lower than the $565.3 million for the first quarter 2010. The $2,151.7 million backlog at the end of March 2011 was 23% higher than the $1,748.1 million backlog at the end of March 2010.

Revenue for the first quarter 2011 of $354.2 million compares with $502.1 million for the first quarter 2010. Total operating income for the first quarter 2011 was $19.2 million and compares with operating income of $64.4 million for the first quarter 2010. First quarter 2011 operating income includes acquisition-related expenses of approximately $5.0 million. Additionally, first quarter 2011 results were adversely affected by the unrest in the Middle East and North Africa, which the Company estimates reduced operating income by approximately $3.0 million compared to same period last year.

As a percentage of revenues, operating income for the first quarter 2011 of 5.5% compares with 12.8% for the corresponding period in 2010. First quarter 2011 operating margins were adversely impacted by lower volumes and the items mentioned above.

Net income per diluted share for the first quarter 2011 was breakeven, which includes the previously mentioned financing related costs of approximately $15.4 million pre-tax (decreased earnings per diluted share by $0.13 after tax). This compares with net income per diluted share for the first quarter 2010 of $0.27, which includes the previously mentioned foreign exchange loss (decreased earnings per diluted share by $0.17 after tax).

In the first quarter 2011, Dresser-Rand recorded a pre-tax charge to non-operating income in the aggregate of approximately $15.4 million ($0.13 per diluted share after-tax). This includes a pre-tax, non-cash amount of $7.2 million ($0.06 per diluted share after tax) of accelerated amortization of deferred financing fees as a result of replacing the previously existing Senior Secured Credit Facility and executing the cash tender offer to purchase the previously outstanding 7 3/8% Senior Subordinated Notes. The remaining pre-tax amount of approximately $8.2 million ($0.07 per diluted share after tax) relates to the premiums paid to tendering holders of the Notes. These expenses were incurred as the Notes were purchased. Because not all of the Notes were tendered for purchase in the first quarter, the remaining Notes have been called. As a result, the Company expects an additional non-operating pre-tax charge of approximately $3.2 million to be recorded in the second quarter 2011.

New Units Segment

New unit bookings of $259.5 million for the first quarter 2011 were 13.9% lower than the bookings of $301.3 million for the corresponding period in 2010. The backlog at March 31, 2011, of $1,747.7 million was 27.7% higher than the $1,368.4 million backlog at March 31, 2010.

New unit revenues of $144.9 million for the first quarter 2011 compares with $285.1 million for first quarter 2010, a decrease of $140.2 million or 49.2%.

New unit operating income of $13.5 million for the first quarter 2011 compares with operating income of $40.3 million for the first quarter 2010. This segment's operating margin of 9.3% compares with 14.1% for the first quarter 2010. The decrease in operating margin was principally due to the adverse impact of lower volumes.

Aftermarket Parts and Services Segment

Aftermarket bookings of $262.8 million for the first quarter 2011 were 0.5% lower than bookings of $264.0 million for the corresponding period in 2010. The backlog at March 31, 2011, of $404.0 million was 6.4% higher than the $379.7 million backlog at March 31, 2010.

Aftermarket parts and services revenues of $209.3 million for the first quarter 2011 compares with $217.0 million for the first quarter 2010, a decrease of $7.7 million or 3.5%.

Aftermarket operating income of $28.9 million for the first quarter 2011 compares with $45.9 million for the first quarter 2010. This segment's operating margin of approximately 13.8% compares with 21.2% for the first quarter 2010. This was principally due to the adverse affects of lower volumes and the higher allocation of overhead cost to the segment resulting from the higher percentage of aftermarket revenues to total revenues.

Liquidity and Capital Resources

As of March 31, 2011, cash and cash equivalents totaled $294.9 million and borrowing availability under the new $600 million revolving credit portion of the Company's senior secured credit facility was $420.0 million, as $180.0 million was used for outstanding letters of credit.

In the first quarter 2011, cash used by operating activities was $4.5 million compared with cash provided by operating activities of $24.0 million for the corresponding period in 2010. In the first quarter 2011, net cash used in investing activities was $11.4 million compared with $63.2 million for the first quarter 2010. Cash used in investing activities in the first quarter 2011 includes $5 million related to the investment in Echogen and a $1.3 million license fee payment to Echogen. As of March 31, 2011, net debt (net of cash and cash equivalents) was approximately $318.8 million.

During the first quarter, the Company implemented a comprehensive financial plan, including:

  Refinancing its 7 3/8% senior subordinated unsecured notes due 2014 with a new issue of 6.5% notes due 2021.
  Launching two separate Accelerated Stock Buyback programs to repurchase a total of $355 million of the Company's common stock.  Five million of the repurchased shares are expected to be used to offset the number of shares required to close the previously announced Guascor acquisition, thereby making the deal essentially an all cash transaction.  However, the stock repurchase is not contingent on the deal closing.
  Entering into a $1 billion, 5 year, senior secured credit agreement comprised of a $600 million revolving credit facility and a $400 million term loan facility.  The Company drew $160 million under the term loan facility which it used along with cash-on-hand to initiate the Accelerated Stock Buyback programs.  Under these programs, the Company received 4.9 million shares in March 2011 and an additional 1.0 million shares in April 2011.  The total $355 million purchase price of the two programs was recorded as a reduction in stockholders' equity in the first quarter to reflect the prepayments to initiate the programs.  However, in calculating earnings per diluted share, outstanding shares are reduced by the number of shares repurchased when they are delivered.

Outlook

The Company reiterates its guidance for 2011 with expectations for new unit bookings of $1.2 to $1.4 billion, aftermarket bookings of $1.0 to $1.2 billion, operating income of $260 million to $300 million, new unit segment margins in low double digits and aftermarket segment margins in the range of 22% to 24%. The Company expects its full year 2011 interest expense to be in the range of $44 million to $46 million, which includes $8.5 million of accelerated amortization of deferred financing fees as a result of replacing the previously existing Senior Secured Credit Facility and executing the cash tender offer to purchase the previously outstanding 7 3/8% Senior Subordinated Notes, and the Company expects its effective tax rate to be approximately 33 percent.

The Company expects second quarter 2011 operating income to be in the range of 20 to 25 percent of the total year.

The above guidance excludes any impact of the Company's previously announced potential acquisition of Grupo Guascor, which is presently expected to close in the second quarter, assuming required regulatory approvals are received.

Conference Call

The Company will discuss its first quarter 2011 results at its conference call on April 29, 2011, at 9:00 a.m. Eastern Time. You may access the live webcast presentation at www.dresser-rand.com. Participants may also join the conference call by dialing (877) 303-3199 in the U.S. and (408) 427-3882 from outside the U.S. five to ten minutes prior to the scheduled start time.

A replay of the webcast will be available from 12:00 noon Eastern Time on April 29, 2011, through 11:59 p.m. Eastern Time on May 6, 2011. You may access the webcast replay at www.dresser-rand.com. The replay of the conference can be accessed by dialing (800) 642-1687 in the U.S. and (706) 645-9291 from outside the U.S. The replay pass code is 61426327.

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About Dresser-Rand

Dresser-Rand is among the largest suppliers of rotating equipment solutions to the worldwide oil, gas, petrochemical, and process industries. The Company operates manufacturing facilities in the United States, France, United Kingdom, Germany, Norway, India, and China, and maintains a network of 39 service and support centers covering more than 140 countries.

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This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, the Company's plans, objectives, goals, strategies, future events, future bookings, revenues, or performance, capital expenditures, financing needs, plans, or intentions relating to acquisitions, business trends, executive compensation, and other information that is not historical information. The words "anticipates", "believes", "expects", "intends", "appears", "outlook", and similar expressions identify such forward-looking statements. Although the Company believes that such statements are based on reasonable assumptions, these forward-looking statements are subject to numerous factors, risks, and uncertainties that could cause actual outcomes and results to be materially different from those projected. These factors, risks and uncertainties include, among others, the following: potential for material weaknesses in its internal controls; economic or industry downturns; the variability of bookings due to volatile market conditions, subjectivity clients exercise in placing orders, and timing of large orders; volatility and disruption of the credit markets; its inability to generate cash and access capital on reasonable terms and conditions; its inability to implement its business strategy to increase aftermarket parts and services revenue; competition in its markets; failure to complete or achieve the expected benefits from any future acquisitions; economic, political, currency and other risks associated with international sales and operations; fluctuations in currencies and volatility in exchange rates; loss of senior management; environmental compliance costs and liabilities; failure to maintain safety performance acceptable to its clients; failure to negotiate new collective bargaining agreements; unexpected product claims and regulations; infringement on its intellectual property; its pension expenses and funding requirements; or infringement on others' intellectual property; difficulty in implementing an information management system; and the Company's brand name may be confused with others. These and other risks are discussed in detail in the Company's filings with the Securities and Exchange Commission at www.sec.gov. Actual results, performance, or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. The Company can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on results of operations and financial condition. The Company undertakes no obligation to update or revise forward-looking statements, which may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events, except as required by applicable law. For information about Dresser-Rand, go to its website at www.dresser-rand.com.

DRESSER-RAND GROUP INC.
CONSOLIDATED STATEMENT OF INCOME

	Three months ended March 31,
	2011	2010
	(Unaudited; $ in millions, except per share amounts)

Net sales of products	$ 253.4	$ 398.5
Net sales of services	100.8	103.6
Total revenues	354.2	502.1
Cost of products sold	178.2	287.1
Cost of services sold	75.4	72.9
Total cost of sales	253.6	360.0
Gross profit	100.6	142.1
Selling and administrative expenses	77.0	71.4
Research and development expenses	4.4	6.3
Income from operations	19.2	64.4
Interest expense, net	(15.0)	(8.2)
Early redemption premium on debt	(8.2)	-
Other income (expense), net	3.6	(16.2)
(Loss) income before income taxes	(0.4)	40.0
Provision for income taxes	1.2	17.7
Net (loss) income	(1.6)	22.3
Net loss attributable to noncontrolling interest	2.0	-
Net income attributable to Dresser-Rand	$ 0.4	$ 22.3
Net income per share
Basic	$ 0.01	$ 0.27
Diluted	$ 0.00	$ 0.27
Weighted average shares outstanding - (in thousands)
Basic	79,451	81,865
Diluted	80,249	82,243

DRESSER-RAND GROUP INC.
CONSOLIDATED SEGMENT DATA

	Three months ended March 31,
	2011	2010
	(Unaudited; $ in millions)
Revenues
New units	$ 144.9	$ 285.1
Aftermarket parts and services	209.3	217.0
Total revenues	$ 354.2	$ 502.1
Gross profit
New units	$ 31.6	$ 63.4
Aftermarket parts and services	69.0	78.7
Total gross profit	$ 100.6	$ 142.1
Operating income
New units	$ 13.5	$ 40.3
Aftermarket parts and services	28.9	45.9
Unallocated	(23.2)	(21.8)
Total operating income	$ 19.2	$ 64.4
Bookings
New units	$ 259.5	$ 301.3
Aftermarket parts and services	262.8	264.0
Total bookings	$ 522.3	$ 565.3
Backlog - ending
New units	$ 1,747.7	$ 1,368.4
Aftermarket parts and services	404.0	379.7
Total backlog	$ 2,151.7	$ 1,748.1

DRESSER-RAND GROUP INC.
CONSOLIDATED BALANCE SHEET

	March 31,	December 31,
	2011	2010
	(Unaudited; $ in millions, except share amounts)
Assets
Current assets
Cash and cash equivalents	$ 294.9	$ 420.8
Accounts receivable, less allowance for losses of $11.1 at 2011 and $11.4 at 2010	278.6	303.5
Inventories, net	309.5	291.6
Prepaid expenses and other	66.8	36.5
Deferred income taxes, net	31.8	31.8
Total current assets	981.6	1,084.2
Property, plant and equipment, net	277.8	278.1
Goodwill	504.7	487.1
Intangible assets, net	423.1	426.0
Other assets	41.5	29.3
Total assets	$ 2,228.7	$ 2,304.7

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accruals	$ 371.2	$ 401.4
Customer advance payments	302.5	253.6
Accrued income taxes payable	21.8	14.1
Current portion of long-term debt	78.7	-
Total current liabilities	774.2	669.1
Deferred income taxes, net	23.1	25.9
Postemployment and other employee benefit liabilities	89.7	109.0
Long-term debt	535.0	370.0
Other noncurrent liabilities	44.3	43.4
Total liabilities	1,466.3	1,217.4
Stockholders' equity
Common stock, $0.01 par value, 250,000,000 shares authorized;
and 75,755,191 and 80,436,896 shares issued and
outstanding, respectively	0.8	0.8
Additional paid-in capital	-	341.9
Retained earnings	777.6	784.8
Accumulated other comprehensive loss	(14.0)	(40.2)
Total Dresser-Rand stockholders' equity	764.4	1,087.3
Noncontrolling interest	(2.0)	-
Total stockholders' equity	762.4	1,087.3
Total liabilities and stockholders' equity	$ 2,228.7	$ 2,304.7

DRESSER-RAND GROUP INC.
CONSOLIDATED STATEMENT OF CASH FLOWS

	Three months ended March 31,
	2011	2010
	(Unaudited; $ in millions)
Cash flows from operating activities
Net income attributable to Dresser-Rand	$ 0.4	$ 22.3
Adjustments to reconcile net income attributable to Dresser-Rand to net cash (used in) provided by operating activities
Depreciation and amortization	13.8	13.2
Deferred income taxes	0.3	0.5
Stock-based compensation	(0.1)	1.6
Excess tax benefits from share-based compensation	(3.4)	(0.6)
Amortization of debt financing costs	7.8	0.8
Provision for losses on inventory	0.4	1.2
Loss on sale of property, plant and equipment	0.1	0.2
Net income from equity investment	-	(0.1)
Working capital and other, net of acquisitions
Accounts receivable	29.4	31.1
Inventories	(14.8)	26.8
Accounts payable and accruals	(37.9)	(42.3)
Customer advances	44.4	(30.2)
Other	(44.9)	(0.5)
Net cash (used in) provided by operating activities	(4.5)	24.0
Cash flows from investing activities
Capital expenditures	(5.1)	(5.0)
Proceeds from sales of property, plant and equipment	-	0.1
Acquisitions, net of cash	-	(58.3)
Other investments	(6.3)	-
Net cash used in investing activities	(11.4)	(63.2)
Cash flows from financing activities
Proceeds from exercise of stock options	2.1	0.1
Proceeds from long-term debt	535.0	-
Excess tax benefits from share-based compensation	3.4	0.6
Repurchase of common stock	(355.0)	-
Payments for debt financing costs	(13.2)	-
Payments of long-term debt	(291.3)	(0.1)
Net cash (used in) provided by financing activities	(119.0)	0.6
Effect of exchange rate changes on cash and cash equivalents	9.0	(5.7)
Net decrease in cash and cash equivalents	(125.9)	(44.3)
Cash and cash equivalents, beginning of the period	420.8	223.2
Cash and cash equivalents, end of period	$ 294.9	$ 178.9

DRESSER-RAND GROUP INC. Reconciliation of GAAP to Non-GAAP Financial Information

	March 31,	December 31,
	2011	2010
	(Unaudited; $ in millions)
Components of net debt
Cash and cash equivalents	$ 294.9	$ 420.8
Current portion of long-term debt	(78.7)	-
Long-term debt	(535.0)	(370.0)
Net debt	$ (318.8)	$ 50.8

Net debt is defined as total debt minus cash and cash equivalents.  The Company's management views net debt, a non-GAAP financial measure, to be a useful measure of a company's ability to reduce debt, add to cash balances, pay dividends, repurchase stock, and fund investing and financing activities.

DRC-FIN

CONTACT: Investors, Blaise Derrico, Director Investor Relations, +1-713-973-5497